PROSPECTUS                 Pricing Supplement No.   3308
Dated January 10, 1995     Dated February 8, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 333-59707

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
               (Redeemable Step Up Coupon Notes)

Trade Date:                   February 8, 1999

Settlement Date (Original Issue Date):       February 11,  1999

Maturity Date: February 11, 2014 (unless earlier redeemed as described under "Additional Terms-Optional Redemption" below).

Principal Amount
(in Specified Currency):                USD20,000,000

Price to Public (Issue Price):          100.00%

Agent's Discount or Commission:     The Notes are being purchased
                         by  the Underwriter at 100.00% of  their
                         principal  amount and will  be  sold  at
                         varying prices to be determined  at  the
                         time  of sale.  For any Notes sold  with
                         more   than  a  de  minimis  amount   of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer:                 USD20,000,000

Interest Rate:                            The   Notes  will   pay
                         interest at the rate of  6.0% per  annum
                         for  the period from the Original  Issue
                         Date  up  to but excluding the  Interest
                         Payment  Date  scheduled  to  occur   on
                         August   11,   1999;   thereafter,   the
                         interest rate on the Notes will reset semi-annually on each August 11 and February 11, in accordance with the schedule set forth under "Additional Terms-Interest" below.

Interest Payment Period:           Semi Annually

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                           Pricing Supplement No.    3308
                           Dated February 8, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707

Interest Payment Date(s):

       X August 11 and February 11 of each year commencing August 11, 1999 (with respect to the period from and including February 11, 1999 to but excluding August 11,
       1999) and on the Maturity Date (with respect to the period from and including August 11, 2013 to but excluding February 11, 2014), unless earlier redeemed. See "Additional Terms-Interest" below.

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

    Initial  Redemption  Date: February  11,  2000
                        (See "Additional terms-Redemption" below)

  Initial Redemption Percentage:   100.00%

  Optional Repayment Date(s):      N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           Pricing Supplement No.    3308
                           Dated February 8, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707
Additional Terms:

     Interest:

Interest on the Notes will accrue from February 11, 1999 and will be payable in U.S. Dollars semi-annually on August 11 and February 11 of each year, commencing on August 11, 1999 (with respect to the period from and including February 11, 1999 to but excluding August 11, 1999) and on the Maturity Date (with respect to the period from and including August 11, 2013 to but excluding February 11, 2014), or date or earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest payment date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.0% per annum from and including the Original Issue Date up to but excluding August 11, 1999. Thereafter the interest rate will be subject to adjustment annually on August 11 in accordance with the following schedule:

     Interest Period:                             Interest Rate:

     August 11, 1999 to August 10, 2000           6.00% per annum
     August 11, 2000 to August 10, 2001           6.05% per annum
     August 11, 2001 to August 10, 2002           6.10% per annum
     August 11, 2002 to August 10, 2003           6.15% per annum
     August 11, 2003 to August 10, 2004           6.20% per annum
     August 11, 2004 to August 10, 2005           6.25% per annum
     August 11, 2005 to August 10, 2006           6.30% per annum
     August 11, 2006 to August 10, 2007           6.35% per annum
     August 11, 2007 to August 10, 2008           6.40% per annum
     August 11, 2008 to August 10, 2009           6.45% per annum
     August 11, 2009 to August 10, 2010           6.50% per annum
     August 11, 2010 to August 10, 2011           6.55% per annum
     August 11, 2011 to August 10, 2012           6.75% per annum
     August 11, 2012 to August 10, 2013           7.00% per annum
     August 11, 2013 to February 11, 2014         8.00% per annum

     Optional Redemption:

      The Company may at its option elect to redeem the Notes in whole on February 11, 2000 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date') at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "redemption Date"). In any event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                           Pricing Supplement No.    3308
                           Dated February 8, 1999
                           Rule 424(b)(3)-Registration Statement
                          No. 333-59707

Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture.


Certain Investment Considerations:

   Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.


Additional Information:

   General.

  At September 26, 1998, the Company had outstanding indebtedness totalling $154.431 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 26, 1998 excluding subordinated notes payable after one year was equal to $153.734 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

             Year Ended December 31,
                                              Nine Months Ended
           1993   1994  1995  1996  1997     September 26, 1998
           1.62   1.63  1.51  1.53  1.48        1.54

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                           Pricing Supplement No.    3308
                           Dated February 8, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707


   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998, June 27, 1998 and September 26, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.


Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiates transactions or otherwise, at prices to be determined at the time of sale.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.